UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
June 14, 2021

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 420-3002
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON STOCK, $0.01 PAR VALUE	POLY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2021, Plantronics, Inc. (the “Company”) issued a press release announcing the appointment of Warren Schlichting as the Company’s Executive Vice President, Chief Operating Officer, effective June 14, 2021. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Prior to joining the Company, Mr. Schlichting, age 60, has served, since October 2020, as the founding CEO and board member of Progress Acquisition Corp (a Special Purpose Acquisition Company, or “SPAC”), sponsored by Progress Partners, a Boston-based investment bank focused on media and technology. Prior to that, Mr. Schlichting served as the Group President of Sling TV and the EVP of Programming and Media Sales of DISH Network, a Fortune 250 Pay TV provider with over $15 billion in revenues, from December 2017 through June 2020. Sling TV provides IPTV service to 2.5 million subscribers with revenues of approximately $1.3 billion. While at Sling TV and DISH, Mr. Schlichting provided transformational leadership for the app-based technology company offering OTT (over-the-top) services to subscribers nationwide, including Pay TV’s first “skinny bundle.” Prior to that engagement, Mr. Schlichting held several other executive positions at DISH Network including EVP Marketing, Programming and Media Sales from December 2015 through December 2017, SVP Programming and Media Sales from September 2014 through December 2015, and SVP Media Sales and Data Analytics from September 2011 through September 2014.

Prior to joining DISH, Mr. Schlichting held leadership positions at Comcast, and was the CEO of Hiwire, a Los Angeles-based Internet ad technology start-up. He also spent six years as CEO of Yucatan Foods, a venture he co-founded and recently sold. Schlichting began his career with Morgan Stanley in their M&A group and worked at the William E. Simon private equity group. Mr. Schlichting holds an A.B. Degree with Honors from Harvard University.

In connection with his appointment, the Company and Mr. Schlichting entered into an offer (“Offer Letter”) effective June 14, 2021. Under the terms of the Offer Letter, during the term of his employment, Mr. Schlichting will receive an initial annual base salary of $525,000. He also will be eligible under the Company’s Executive Incentive Plan to receive an annual cash bonus award targeted at 80% of Mr. Schlichting’s annual base salary, commencing with the Company’s 2022 fiscal year, subject to the attainment of the Company and individual performance goals. In addition, Mr. Schlichting also will receive a sign on bonus of $200,000. Also, under the Company's 2020 Equity Inducement Plan, Mr. Schlichting will receive an award of 28,125 time-based restricted stock units ("RSUs”), to be granted on the 15th day of the calendar month ("Award Date"). The RSUs vest in three equal installments on the anniversary of the Award Date, in each case subject to Mr. Schlichting's continued employment with the Company through the applicable vesting date. In addition, Mr. Schlichting will receive an equity award of 65,625 performance-based restricted stock units (“PSUs”), with the performance period aligned to the FY22 performance-based performance goals and payout plan (the “PSU Plan”) and earnable over the three-year performance period. The PSUs will vest and be released from escrow or settled in accordance with the PSU equity award agreements in effect on the date of grant. All vesting is subject achievement of the applicable performance goals specified in the PSU documents and to his continued employment on each applicable vesting date.

Mr. Schlichting has acknowledged and agreed to the Company’s “New Hire Certification re Prior Employer Confidentiality Information.” Additionally, as of the start date of his employment, Mr. Schlichting also will enter into the Company's Executive Severance and Change of Control Severance Agreement in a form consistent with other executive officers of the Company. Mr. Schlichting also is eligible to participate in those retirement, welfare and fringe benefits programs available to senior executives of the Company generally. Mr. Schlichting will enter into standard forms of the Company’s indemnification and confidentiality and invention assignment agreements.

Except as set forth above, there are no arrangements or understandings between Mr. Schlichting and any other persons pursuant to which he was named to this position with the Company. Mr. Schlichting does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. He has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(c) of Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Press release issued by Plantronics, Inc. on June 14, 2021, entitled "Poly Appoints Warren Schlichting as Executive Vice President, Chief Operating Officer"
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 14, 2021	PLANTRONICS, INC.

		By:	/s/ Lisa Bodensteiner
		Name:	Lisa Bodensteiner
		Title:	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary